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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 4, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company's method of accounting for stock-based compensation on January 1, 2006, to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment) relating to the financial statements of NanoDynamics, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 4, 2007 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Buffalo, New York
May 4, 2007